UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 21, 2010

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware		75-2880496
(State or other jurisdiction of	Commission	(IRS Employer
incorporation or organization)	File No.: 001-33182	Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On April 21, 2010 (to be effective as of May 1, 2010), a subsidiary of Heelys, Inc., Heeling Sports Limited (the “Company”), entered into a Sourcing Agreement (the “Sourcing Agreement”), with TGB, LLC, a New Jersey limited liability company (“TGB”), under which TGB will procure subcontractors to manufacture the Company’s products in accordance with certain specifications and applicable laws.

During the term of the Sourcing Agreement, TGB will be the exclusive sourcer of the Company’s currently existing product line of wheeled footwear (the “Existing Products”) and all other of the Company’s products, except for products to be manufactured for the Company’s licensees.

The Sourcing Agreement requires TGB to ensure that all manufacturing processes and operations comply with the laws and regulations of the United States and any jurisdiction in which the manufacturing takes place.  Under the Sourcing Agreement, the Company must indemnify and hold harmless TGB with respect to any noncompliance of the products’ specifications with all laws and regulations of the United States and any infringement by the products of any trademark, trade dress, patent, or design rights of any third party.

During the initial term of the Sourcing Agreement, the Company must purchase a minimum of 1,000,000 pairs of product from TGB.  The initial term expires on August 31, 2011.  The Sourcing Agreement automatically renews for additional one year periods until either party provides 90 days advance written notice of termination prior to the end of the then applicable term.  The Sourcing Agreement may also be terminated in other circumstances, including either party’s failure to perform an obligation under the Sourcing Agreement; provided that the defaulting party does not cure its default within 30 days in the case of non-monetary defaults and 5 days in the case of monetary defaults.  In addition, the Company can terminate the Sourcing Agreement solely with respect to an Existing Product, if TGB fails to provide Existing Product to the Company at a price equal to or less than the current FOB price of the product (excluding all insurance, shipping costs, and import duties on such product).  Additionally, either party may terminate the Sourcing Agreement for any reason by giving 180 days prior written notice; provided that during the initial term, the Company cannot terminate the Sourcing Agreement until it has purchased 1,000,000 pairs of products from TGB.

The price for any of the Existing Products under the Sourcing Agreement will be equal to or less than the current FOB prices being paid by the Company for the products (excluding all insurance, shipping cost, and import duties on these products).  The price for other products will be agreed upon by the parties.  TGB’s compensation will be the difference between the FOB prices paid to TGB by the Company and the prices paid by TGB to certain of its subcontractors.  The Sourcing Agreement provides that TGB will be price competitive and only engage in arms-length transactions with its subcontractors.  TGB warrants that it is not related to any subcontractors with whom TGB may place orders for products.  In the event that TGB is related to a subcontractor, TGB must disclose the nature of the relationship at the time it submits prices and samples to the Company.

The Company cannot, without TGB’s prior written consent, enter into any agreement with certain of TGB’s subcontractors during the term of the Sourcing Agreement and, except with respect to certain subcontractors, for a period of 3 years after the Sourcing Agreement.  If the Company, however, terminates the Sourcing Agreement because TGB failed to comply with applicable laws, or TGB engaged in any unethical practices, or the Company terminates the Sourcing Agreement in other specified circumstances, the Company may continue to use TGB subcontractors.

The Sourcing Agreement requires the Company and TGB to maintain as confidential the other party’s proprietary information.  Also, neither the Company nor TGB may solicit or engage for employment or consulting activities the other party’s employees during the term of the Sourcing Agreement or the 1 year period after expiration of the term of the Sourcing Agreement.

On April 26, 2010, the Company issued a press release announcing entry into the Sourcing Agreement.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing summary of the Sourcing Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sourcing Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, the terms of which are incorporated herein by reference.

Item 9.01                Financial Statements and Exhibits.

(d)                   Exhibits.

10.1	Sourcing Agreement dated April 21, 2010, to be effective May 1, 2010, between Heeling Sports Limited and TGB, LLC.

99.1	Press Release of Heelys, Inc. dated April 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: April 26, 2010	By:	/s/ Thomas C. Hansen
Thomas C. Hansen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Sourcing Agreement dated April 21, 2010, to be effective May 1, 2010, between Heeling Sports Limited and TGB, LLC.

99.1	Press Release of Heelys, Inc. dated April 26, 2010.